EXHIBIT 99.1

To Presence Bank customers:
It has been over two weeks since the failure of two mega banks. The FDIC has guaranteed all the deposits at the two failed banks.  These bank failures have raised the following issues:
Investing excess liquidity
Banks gather deposits and then lend them to businesses and/or Banks  place funds aside for liquidity purposes.  When these funds are placed in government sponsored securities, there is still interest rate risk.  When interest rates rise, the fair value of the government securities declines. The rapid rise of interest rates by the Federal Reserve has exacerbated the situation, with securities portfolios being worth less than their original value.  The realization of such decline in value only occurs if the securities are subsequently sold.  If the government security is held to maturity, then no loss is recorded through the profit and loss  statement or stockholders’ equity.
Presence Bank’s average life of maturity of its securities is short at 1.39 years and our unrealized loss is 4.2% of our capital as of December 31, 2022.  We have no intention to liquidate the securities portfolio as we believe we have sufficient access to liquidity, but if we liquidated the portfolio, we believe the impact to capital would be minimal.
On the national media you hear calls to move your money to the money center banks.  Below is a comparison of Presence Bank’s unrealized loss as a percentage of common equity compared to the larger banks that you are being told to place your money.

Bank Name	Unrealized loss as % of Common Equity as of December 31, 2022
Presence Bank	4%
SVB	97%
JP Morgan Chase & Co	47%
Wells Fargo & Company	60%
Goldman Sachs Group	91%
Fifth Third Financial Corp	26%
Citicorp LLC	18%
Truist	25%

We believe Presence Bank has strong liquidity and capital and a low unrealized loss as a percentage of common equity as compared to the banks noted above.
Uninsured deposits
SVB had approximately 96% of its deposits that were uninsured by the FDIC.  This means that depositors with account balances less than $250,000 accounted for a mere 4% of total deposits.
We are a local community bank, with a community bank business model, we gather local deposits and lend to local businesses that are operated by people we know, and we have mutual trust for each other.
In comparing Call Report data Presence Bank’s FDIC uninsured deposits to total deposits were 19.6% (12/31/2022), compared to the largest 14 US banks average of 56.2%.  Presence Bank has liquidity sources available that can provide a coverage of more than three times the uninsured deposits.
Presence Bank has the ability to insure deposits balances over $250,000 that are fully FDIC insured.  If you wish to learn more about this please contact your local branch or your relationship manager. We believe your deposits are safe with your local community bank, with people who live, work, and play in your communities.

If you have any questions or concerns, please call me directly on my cell phone (813-659-6252).  Thank you.

Forward-Looking Statements
Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of management of PB Bankshares, Inc. (the “Company”) and Presence Bank (the “Bank”) and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.